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                                                                    Exhibit 10.7

                          SOMAXON PHARMACEUTICALS, INC.

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "AGREEMENT") made and entered into as of August 15, 2003 between SOMAXON PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY"), and Kenneth Cohen who resides at 895 La Jolla Corona Court, La Jolla, California 92037 ("EXECUTIVE").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ Executive and Executive desires to accept employment with Company upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

            1. Position and Duties. Executive shall diligently and conscientiously devote Executive's full business time, attention, energy, skill and best efforts to the business of the Company and the discharge of Executive's duties hereunder. Executive's duties under this Agreement shall be to serve as President and Chief Executive Officer, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors of the Company (the "BOARD") or its designees. Executive shall report to the Board. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Board from time to time, commensurate with Executive's office, all without further compensation, other than as provided in this Agreement.

            2. Employment Term. Subject to the provisions contained in Paragraph 8, Executive's employment by the Company shall be for a term commencing on the date hereof and expiring on the close of business on December 31, 2004 (the "INITIAL TERM"); provided, however, the term of Executive's employment by the Company shall continue for an indefinite period thereafter unless and until either party shall give to the other 60 days advance written notice of expiration of the term (the Initial Term and the period, if any, thereafter, during which the Executive's employment shall continue are collectively referred to as the "EMPLOYMENT TERM").

            3. Place of Employment. Executive's performance of services under this Agreement shall be rendered in San Diego County, California, subject to necessary travel requirements of Executive's position and duties hereunder.

            4. Compensation.

                  (a) Base Salary. The Company shall pay to Executive base salary compensation at an annual rate of not less than $225,000. Following the end of the Company's fiscal year 2003, and annually thereafter, the Board shall review Executive's base salary in light of the performance of Executive and the Company, and may, in its sole discretion, maintain or increase (but not decrease) such base salary by an amount it determines to be appropriate. Executive's annual base salary payable hereunder, as it may be maintained or increased from time to time, is referred to herein as "BASE SALARY." Base Salary shall be paid in equal installments in accordance with the Company's payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.

                  (b) Bonus Plan. The Company shall adopt a bonus program providing for annual bonus awards to Executive and the Company's other eligible employees dependent upon, among

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other things, the achievement of certain performance levels by the Company, the nature, magnitude and quality of the services performed by Executive for the Company and the compensation paid for positions of comparable responsibility and authority within the Company's industry (the "COMPANY EMPLOYEE BONUS PLAN").

                  (c) Equity Investment by Executive. Concurrently with the signing of this Agreement, the Company is offering Executive, and Executive is purchasing from the Company, pursuant to a Restricted Stock Purchase Agreement substantially in the form attached hereto as Exhibit A, 450,000 shares of Common Stock of the Company, for an aggregate purchase price of $45.00. Such shares of Common Stock shall be subject to a right of repurchase at the original price thereof according to a monthly vesting schedule over four years commencing retroactive to May 1, 2003.

                  (d) Option Grants. In connection with the Company's subsequent preferred stock financing or other significant capital raising transaction, the Company shall adopt an equity incentive plan providing for the grant of stock options and other stock awards to the Company's employees (the "OPTION PLAN"). The Board shall set grant to Executive an option to acquire a number of shares deemed to be appropriate by the Board in its discretion in order to reward Executive for services rendered to the Company and/or as an incentive for continued service to the Company. Such option shall be subject to the terms and conditions of the Option Plan, including vesting, exercise price and termination, except as may be modified by this Agreement or an addendum hereto.

            5. Benefits. As soon as financially feasible for the Company, the Company shall adopt a reasonably comprehensive benefits package for the participation of Executive, which shall include, but not necessarily be limited to, the following: medical, dental, vision, disability, life insurance, accidental death & dismemberment, medical savings and 401(k) plans. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the Employment Term by the Company to employees or executive officers of Executive's rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company's then-current practice as approved by the Board from time to time. Except to the extent financially feasible for the Company, the foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate its benefit plans without creating any rights in Executive.

            6. Vacation. Executive shall be entitled to paid vacation and sick time ("PTO") of up to four weeks per calendar year, with such number of weeks being pro-rated for the remainder of the 2003 calendar year. Executive may roll-over unused PTO time from one calendar year to another, subject to a maximum of six weeks of accrued PTO.

            7. Business Expenses. The Company shall promptly reimburse Executive for Executive's reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive's duties under this Agreement consistent with the policies of the Company as applied to all executive officers. Executive shall document and substantiate such expenditures as required by the policies of the Company as applied to all executive officers, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.

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            8. Termination of Employment.

                  (a) Death or Disability.

                        (i) In the event of Executive's death during the Employment Term, the Employment Term shall automatically terminate.

                        (ii) Each of the Company and Executive shall have the right to terminate the Employment Term in the event of Executive's Disability. "DISABILITY" as used in this Agreement shall have meaning set forth in Section 22(e)(3) of the Internal Revenue Code, which as of the date of this Agreement is as follows: "An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months." A termination of Executive's employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 10th day after receipt of such notice by the other party (the "DISABILITY EFFECTIVE DATE"), unless Executive returns to full-time performance of Executive's duties before the Disability Effective Date.

                  (b) By the Company. The Company shall have the right to terminate the Employment Term for Cause. "CAUSE" as used in this Agreement shall mean:

                        (i) Executive's breach of any of the covenants contained in Paragraphs 11 and 12 of this Agreement;

                        (ii) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

                        (iii) Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company;

                        (iv) Executive's continuing repeated willful failure or refusal to perform Executive's duties as required by this Agreement (including, without limitation, Executive's inability to perform Executive's duties hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to Executive's employment by the Company);

                        (v) Executive's gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

                        (vi) Executive's commission of any act which is detrimental to the Company's business or goodwill; or

                        (vii) Executive's breach of any other provision of this Agreement, provided that termination of Executive's employment pursuant to this subsection (vii) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive at least fifteen
(15) days to correct the breach alleged.

Nothing in this Paragraph 8(b) shall prevent Executive from challenging the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination, under the arbitration procedures set forth in Paragraph 22 below.

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                  (c) By Executive.

                        (i) Executive shall have the right to terminate the Employment Term for Good Reason (as defined below), upon 30 days' written notice to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that the Company shall have 20 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. Executive's continued employment during such 20-day period shall not constitute Executive's consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                        (ii) For purposes of this Agreement "GOOD REASON" shall mean:

                              (1) a change in Executive's position or
responsibilities (including reporting responsibilities) that represents a substantial reduction in the position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that are materially inconsistent with such position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive's employment for Cause, as a result of his or her Disability or death, or by Executive other than for Good Reason;

                              (2) a reduction in Executive's Base Salary other
than in connection with a general reduction in wages for all employees of the Company and its parent and subsidiaries, if any;

                              (3) the Company requiring Executive (without
Executive's consent) to be based at any place outside a 50-mile radius of his or her initial place of employment with the Company, except for reasonably required travel on the Company's business;

                              (4) the Company's failure to provide Executive
with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each of the Company's material employee benefit plan, program and practice as in effect from time to time; or

                              (5) any material breach by the Company of its
obligations to Executive under this Agreement.

                        (iii) Subject to the notice period set forth in Paragraph 2 above, Executive shall have the right to terminate his or her employment hereunder without Good Reason by providing the Company with a written notice of termination, and such termination shall not in and of itself be a breach of this Agreement.

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                  (d) Termination Payments.

                        (i) If the Employment Term is terminated pursuant to Paragraph 8(a)(i) (i.e., death), the Company shall pay to Executive (a) his or her accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 7), (b) any accrued but unused PTO, and (c) at the discretion of the Board, an annual bonus for the year in which Executive's death or Disability occurs, prorated through the date of death or Disability, based on the Board's good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 4(b).

                        (ii) If the Employment Term is terminated pursuant to Paragraph 8(a)(ii) (i.e., Disability), the Company shall pay to Executive (a) his or her accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 7),
(b) any accrued but unused PTO, (c) an amount equal to Executive's actual Base Salary (not including any bonus payable) for the 12 month period immediately prior to such termination, payable in 12 equal installments during the 12 month period following such termination, and (d) at the discretion of the Board, an annual bonus for the year in which Executive's death or Disability occurs, prorated through the date of death or Disability, based on the Board's good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 4(b).

                        (iii) If the Employment Term is terminated by Executive pursuant to Paragraph 8(c) (i.e., Good Reason), if the Company elects not to renew the Employment Term in accordance with Paragraph 2 or if the Company terminates the Employment Term other than pursuant to Paragraphs 8(a) or 8(b), the Company shall pay to Executive the following, which Executive acknowledges to be fair and reasonable, as Executive's sole and exclusive remedy, in lieu of all other remedies at law or in equity, for such termination:

                              (a) Executive's accrued but unpaid Base Salary
through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 7);

                              (b) any accrued but unused PTO;

                              (c) at the discretion of the Board, an annual
bonus for the year in which the Employment Term is terminated, prorated through the date of termination, based on the Board's good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Paragraph 4(b);

                              (d) subject to Paragraphs 8(d)(vi) and 8(e)(iii)
below, an amount equal to Executive's actual Base Salary (not including any bonus payable) for the 12 month period immediately prior to such termination, payable in 12 equal installments during the 12 month period following such termination;

                              (e) the Company shall pay all costs which the
Company would otherwise have incurred to maintain all of Executive's health, welfare and retirement benefits (either on the same or substantially equivalent terms and conditions) if Executive had continued to render services to the Company for 12 continuous months after the date of his or her termination of employment;

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                              (f) notwithstanding any provision to the contrary
in Executive's options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) the unvested portion, if any, of such options shall be deemed to have vested with respect to the number of shares that would have vested had Executive remained employed by the Company for 12 months following such termination, and Executive shall have 180 days from the date of termination to exercise such options; and

                              (g) the shares of Common Stock purchased by
Executive under the Restricted Stock Purchase Agreement referred to in Paragraph 4(c) above shall vest in the manner set forth in such agreement.

                        (iv) If the Employment Term is terminated by the Company pursuant to Paragraph 8(b) (i.e., Cause), or Executive terminates the Employment Term other than pursuant to Paragraphs 8(a) or 8(c), without limiting or prejudicing any other legal or equitable rights or remedies which the Company may have upon such breach by Executive, the Company shall pay Executive his or her accrued but unpaid Base Salary and any accrued but unused PTO (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 7) through the date of termination.

                        (v) In addition to the foregoing, upon the termination of Executive's employment, Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other benefit, compensation, incentive, medical, disability or life insurance plans, programs or agreements of the Company in effect upon such termination.

                        (vi) Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise; provided, however, if the termination giving rise to the payments described in Paragraph 8(d)(iii)(d) above results from the Executive's termination of the Employment Term pursuant to Paragraph 8(c) (i.e., Good Reason), then during the 12 month period specified in Paragraph 8(d)(iii)(d) above, any compensation, income, or benefits earned by or paid to Executive (in cash or otherwise) by any company, business, enterprise, or other employer other than the Company (whether as an employee of, or consultant or independent contractor to, such employer, or otherwise) shall reduce the amount of severance payments payable pursuant to Paragraph 8(d)(iii)(d) on a dollar-for-dollar basis.

                        (vii) The termination payments described above shall supercede any severance program, plan or policy that may be adopted by the Company with respect to its employees generally, and the terms of this Paragraph 8(d) shall control in the event of any discrepancy with such severance program, plan or policy.

                  (e) Change of Control.

                        (i) In the event of any Change of Control (defined below) during the Employment Term, notwithstanding any provision to the contrary in Executive's options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) (1) 50% of any unvested portion of such options shall be deemed to have vested and Executive shall have 180 days from the closing of such Change of Control to exercise such options and (2) the remaining unvested portion of such options shall vest on the date that is 12 months from the closing of such Change of Control and Executive shall have an additional 180 days from such date to exercise such options. In addition, in the event of any Change of Control, the shares of Common Stock purchased by Executive under the Restricted Stock Purchase Agreement referred to in Paragraph 4(c) above shall vest in the manner set forth in such agreement.

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                        (ii) In the event the Employment Term is terminated
following a Change of Control, the provisions of Paragraph 8(d) shall apply according to the circumstances of the termination. For the avoidance of doubt, if following a Change of Control the Employment Term is terminated by Executive pursuant to Paragraph 8(c) (i.e., Good Reason), if the Company elects not to renew the Employment Term in accordance with Paragraph 2 or if the Company terminates the Employment Term other than pursuant to Paragraphs 8(a) or 8(b), notwithstanding any provision to the contrary in Executive's options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) any unvested portion of such options shall be deemed to have vested and Executive shall have 180 days from the date of termination to exercise such options.

                        (iii) "CHANGE OF CONTROL" shall mean (1) a merger or consolidation of the Company with or into any other corporation or other entity or person or (2) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or all or substantially all the Company's assets; provided that the following shall events shall not constitute a "Change of Control": (A) a merger or consolidation of the Company in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the voting securities in the Successor Corporation immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company's assets to a wholly owned subsidiary corporation; (C) a mere reincorporation of the Company; or (D) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company's securities immediately before such transaction.

            9. Services Unique. Executive recognizes that Executive's services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive's services and the provisions of Paragraph 11), the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein not withstanding, the Company may seek such equitable relief in a federal or state court in California and Executive hereby submits to jurisdiction in those courts.

            10. Proprietary Information and Inventions Agreement. As a condition of employment, Executive will be required to sign and comply with the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit B which prohibits unauthorized use or disclosure of the Company's proprietary information. In Executive's work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive's, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he or she will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality.

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            11. Minimum Business Hours; Non-Solicitation; etc.

                  (a) Minimum Business Hours. As an exempt, salaried employee, Executive will be expected to work such hours as required by the nature of Executive's work assignments.

                  (b) Nonsolicitation of Employees or Consultants. Executive agrees that for a period of one year after termination of the Employment Term (the "NONSOLICITATION PERIOD"), Executive will not directly or indirectly induce or solicit any of the Company's employees or consultants to leave their employment.

                  (c) Nonsolicitation of Customers. Executive agrees that all customers of the Company or any of its subsidiaries for which Executive has or will provide services during the Employment Term, and all prospective customers from whom Executive has solicited business while in the employ of the Company, shall be solely the customers of the Company or such subsidiary. Executive agrees that, for the Nonsolicitation Period, Executive shall neither directly nor indirectly solicit business as to products or services competitive with those of the Company or any of its subsidiaries, from any of the Company's or any of its subsidiaries' customers with whom Executive had contact within one year prior to Executive's termination.

                  (d) Executive agrees that the covenants contained in this Paragraph 11 are reasonable with respect to their duration, geographic area and scope. If, at the time of enforcement of this Paragraph 11, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

            12. Nondisparagement. Executive will not at any time during or after the Employment Term directly (or through any other person or entity) make any public statements (whether orally or in writing) which are intended to be derogatory or damaging to the Company or any of its subsidiaries, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, agents or shareholders; provided that Executive may comment generally on industry matters in response to inquiries from the press and in other public speaking engagements. The Company shall not at any time during or after the Employment Term, directly (or through any other person or entity) make any public statements (whether oral or in writing) which are intended to be derogatory or damaging concerning Executive.

            13. Indemnification; Directors & Officers Insurance.

                  (a) The Company shall indemnify Executive to the maximum extent permitted by law and by the charter and bylaws of Company if Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director, manager, member, partner or employee of the Company, in which capacity Executive is or was serving at the Company's request, against reasonable expenses (including reasonable attorneys' fees), judgments, fines and settlement payments incurred by him or her in connection with such action, suit or proceeding.

                  (b) Subject to approval of the Company's Board of Directors, the Company will use reasonable commercial efforts to obtain and maintain directors & officers insurance for the benefit of Executive and other executive officers and directors with a level of coverage comparable to other companies in the Company's industry at a similar stage of development.

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            14. Representation of the Parties. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. The Company represents to Executive that it is duly formed and is validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by action of its Board to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.

            15. Key Man Insurance. The Company will have the right throughout the Employment Term, to obtain or increase insurance on Executive's life in such amount as the Board determines, in the name of the Company or and for its sole benefit or otherwise, in the discretion of the Board. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with the Company as the Company may request in connection with any such insurance. Executive warrants and represents that, to Executive's best knowledge, Executive is in good health and does not suffer from any medical condition which might interfere with the timely performance of Executive's obligations under this Agreement. To the extent the Company elects to obtain a policy of insurance on the life of Executive, unless an alternative life insurance benefit has been established for the Company's executive officers, including Executive, the Company shall also obtain and pay for a whole life insurance policy providing for payment of not less than the equivalent of one year's Base Salary in benefits to Executive's designated beneficiaries (this policy shall be in addition to any coverage provided by the Company's group life insurance plan provided to employees generally).

            16. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 18, except that any such change of address notice shall not be effective unless and until received.

                        If to the Company:

                        c/o Latham & Watkins LLP
                        12636 High Bluff Drive, Suite 300
                        San Diego, California 92130
                        Attention:  Scott N. Wolfe, Esq./Cheston J. Larson, Esq.

                        If to Executive, to Executive's address set forth above.

            17. Entire Agreement, Amendments, Waivers, Etc.

                  (a) No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.

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                  (b) This Agreement, together with the Exhibits hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.

                  (c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

                  (d) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's heirs, executors, administrators and legal representatives, by the Company and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (e) If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

            18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

            19. Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive's employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.

            20. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits and Paragraphs refer to Exhibits to and Paragraphs of this Agreement.

            21. Arbitration. Any dispute or controversy between Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the

                                       10
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existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. Each party shall bear its, his or her costs and expenses in any arbitration hereunder and one-half of the arbitrator's fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its, his or her reasonable attorney's fees and costs.

            22. Survival. Executive's obligations under the provisions of Paragraphs 10, 11, and 12, as well as the provisions of Paragraphs 7, 8(d), 13 and 17 through and including 24, shall survive the termination or expiration of this Agreement.

            23. Confidentiality. The parties agree that the existence and terms of this Agreement are and shall remain confidential. The parties shall not disclose the fact of this Agreement or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing in this Paragraph 23 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by Executive to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 23, nor prohibit disclosure of such information within the Company in the ordinary course of its business to those persons with a need to know, as reasonably determined by the Company, or by the Company to any legal or financial consultant.

            24. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

                                    * * * * *

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                            COMPANY:

                            SOMAXON PHARMACEUTICALS, INC.

                            By      /s/ Susan E. Dube
                              --------------------------------------------------
                              Name:  Susan E. Dube
                              Title: Sr. Vice President, Corporate &
                                     Business Development

                            EXECUTIVE:

                                     /s/ Kenneth Cohen
                            ----------------------------------------------------
                            KENNETH COHEN